First Amendment to Fund Participant Agreement

This amendment (the "Amendment") by and among BlackRock Variable Series Funds, Inc. (“BVSF”), an open-end management investment company (the “Fund”), BlackRock Investments, LLC ("BRIL”), Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, each a life insurance company organized under the laws of the states of Arizona and New Jersey, respectively (collectively, the “Company”), on its own behalf and on behalf of each Separate Account of the Company is effective as of October 15, 2019 (the "Effective Date").

WHEREAS, the parties hereto entered into the Fund Participant Agreement, executed as of August 19, 2015 and effective as of August 24, 2015 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement to update Schedule B and modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Article 7 is hereby deleted in its entirety and replaced with the following:

ARTICLE 7
Notices
Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article 7).

To the Fund: c/o BlackRock Advisors, LLC Attn: Ariana Brown Global Client Services-Onboarding- Contracting 40 East 52nd Street New York, NY 10022	With a copy to: BlackRock, Inc. Attn: General Counsel 40 East 52nd Street New York, NY 10022

To BRIL: BlackRock Investments, LLC Attn: Anne Ackerley Managing Director, Retirement Group - Exec 55 East 52nd Street New York, NY 10055	With a copy to: BlackRock Investments, LLC Attn: Chief Compliance Officer 55 East 52nd Street New York, NY 10055

To the Company: Pruco Life Insurance Company Attn: Timothy S. Cronin, Vice President One Corporate Drive Shelton CT 06484	With a copy to: Pruco Life Insurance Company Attn: Corporate Counsel One Corporate Drive Shelton, CT 06484

2.	Schedule B is hereby deleted in its entirety and replaced as attached hereto.

3.
To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

4.	This Amendment shall be governed by the laws of such jurisdiction specified in, and construed in accordance with, the Agreement.

5.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have amended the Agreement as of the Effective Date.

BLACKROCK VARIABLE SERIES FUNDS, INC.	BLACKROCK INVESTMENTS, LLC

By: /s/ Charles Park	By: /s/ Jonathan Maro

Name: Charles Park	Name: Jonathan Maro

Title: Chief Compliance Officer	Title: Director

Date Executed: September 27, 2019	Date Executed: September 27, 2019

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	PRUCO LIFE INSURANCE COMPANY

By: /s/ Timothy S. Cronin	By:/s/ Timothy S. Cronin

Name: Timothy S. Cronin	Name: Timothy S. Cronin

Title: Vice President	Title: Vice President

Date Executed: ________________________________	Date Executed: ________________________________

Schedule B

Portfolios and Classes of BlackRock Variable Series Funds, Inc. currently offered to Separate Accounts of the Company:

BlackRock Variable Series Funds, Inc.
Fund Name	Class	CUSIP	Ticker
Equity Funds

BlackRock Advantage Large Cap Core V.I. Fund	I	09253L611	LGCCI
BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI
BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI
BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI
BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI
BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII
BlackRock Large Cap Focus Growth V.I. Fund	I	09253L579	LGGGI

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